                                                                    EXHIBIT 11.1

                               LITHIA MOTORS, INC.
                         CALCULATIONS OF NET INCOME PER SHARE


                                       Year Ended December 31,       Nine Month Period Ended September 30,
                                      ----------------------------  ---------------------------------------------------------
                                       1995                          1995                          1996
                                      ----------------------------  ----------------------------  ---------------------------
                                      Primary        Fully Diluted  Primary        Fully Diluted  Primary       Fully Diluted
                                      ----------------------------  ----------------------------  ---------------------------
Weighted Average Shares
Outstanding for the Period              4,110,000      4,110,000      4,110,000      4,110,000      4,110,000      4,110,000

S. Corp. Termination (Note 1)             367,857        367,857        367,857        367,857        367,857        367,857

Shares Added Pursuant to
SAB 83 (Note 2)                           341,545        341,545        341,545        341,545        341,545        341,545
                                      -----------    -----------    -----------    -----------    -----------   ------------
Total Shares Used for Per
Share Calculations                      4,819,402      4,819,402      4,819,402      4,819,402      4,819,402      4,819,402
                                      -----------    -----------    -----------    -----------    -----------   ------------
                                      -----------    -----------    -----------    -----------    -----------   ------------
Net Income                            $ 2,076,000    $ 2,076,000    $ 1,628,000    $ 1,628,000    $ 1,713,000    $ 1,713,000
                                      -----------    -----------    -----------    -----------    -----------   ------------
                                      -----------    -----------    -----------    -----------    -----------   ------------
Net Income Per Share                  $       .43    $       .43    $       .34    $       .34    $       .36    $       .36
                                      -----------    -----------    -----------    -----------    -----------   ------------
                                      -----------    -----------    -----------    -----------    -----------   ------------


Note 1: Reflects shares issued to pay S Corp. earnings dividend of approximately $5,150,000 to shareholderS.

Note 2: Amount is calculated using the "Treasury Stock Method" using the expected initial offering price per share of the Company's Common Stock.